EXHIBIT 5.1

Opinion of Stikeman Elliott LLP

September 20, 2024

Aurora Cannabis Inc.

2207 90B St. SW

Edmonton, Alberta

T6X 1V8 Canada

Dear Sirs/Mesdames:

Re: Aurora Cannabis Inc. — Registration Statement on Form S-8

We have acted as Canadian counsel to Aurora Cannabis Inc. (the “Corporation”), a corporation governed on the date of this opinion by the Business Corporations Act (British Columbia), in connection with the registration of 3,421,724 common shares of the Corporation, consisting of: (i) 855,431 common shares of the Corporation (the “SOP Shares”) issuable pursuant to the Corporation’s Share Option Plan (the “SOP”), (ii) 427,715 common shares of the Corporation (the “DSU Shares”) issuable pursuant to the Corporation’s Non-Employee Directors Deferred Share Unit Plan (the “DSU Plan”), (iii) 855,431 common shares of the Corporation (the “PSU Shares”) issuable pursuant to the Corporation’s Performance Share Unit Plan (the “PSU Plan”), and (iv) 1,283,147 common shares of the Corporation (the “RSU Shares”, and collectively with the SOP Shares, the DSU Shares and the PSU Shares, the “Incentive Plan Shares”) issuable pursuant to the Corporation’s Restricted Share Unit Plan, (the “RSU Plan”, and collectively with the SOP, the DSU Plan and the PSU Plan, the “Incentive Plans”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed on September 20, 2024 with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

We have examined the Registration Statement, the Incentive Plans and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of British Columbia and this opinion is rendered solely with respect to the Province of British Columbia and the federal laws of Canada applicable therein. This opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Incentive Plan Shares shall have been issued pursuant to and in accordance with the terms of the Incentive Plans, including receipt by the Company of the consideration therefor, the Incentive Plan Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours very truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP